UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 22, 2009

CTC MEDIA, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-52003	58-1869211
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Pravda Street, 15A Moscow, Russia	125124
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: +7-495-785-6333

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 22, 2009, the Compensation Committee of the Board of Directors, under authority delegated by the Board of Directors, approved the terms of the Company’s 2009 Retention Bonus Program (the “Bonus Program”).  Pursuant to the terms of the Bonus Program, the Company may grant cash bonuses to certain of its employees, including the Company’s principal financial officer and certain named executives.

The total amount available for grant under the Bonus Program is up to $15,596,000, of which 20% is payable in respect of each of 2010 and 2011, and 30% is payable in respect of each of 2012 and 2013.  Individual participants will be eligible for maximum bonuses calculated as follows:  the number of shares under option granted to the participant on October 22, 2009 (the “Options”), divided by 5,570,000 (the total number of option shares granted on October 22, 2009), multiplied by the total bonus pool.  Each annual bonus is payable only if the participant remains employed by the group through and as of December 31 of the applicable year, and 1/2 of each year’s bonus is contingent upon the achievement of performance objectives (1/6 for each of three objectives) set out in the participant’s Option.  The performance objectives for 2010 are revenue growth more than 1.5% greater than the growth of the overall Russian television advertising market; growth in direct costs (on a group-wide basis) less than inflation, and stock price performance greater than the MSCI Europe/Media Index.  The performance objectives for subsequent years will be set by the Compensation Committee.

The maximum amounts potentially payable to named executive officers over the four years of the program, assuming the participant’s continued employment and the achievement of applicable performance objectives, are approximately $6.7 million in the aggregate.

The terms and conditions of the Bonus Program, including but not limited to the overall size of the bonus pool, the applicable performance conditions and the individual allocations, are subject to amendment by the Compensation Committee from time to time in its sole discretion.  In addition, the Compensation Committee may approve allocations, schedules and time and performance conditions that differ from those described above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTC MEDIA, INC.

Date: October 28, 2009	By:	/s/ Boris Podolsky
Name: Boris Podolsky
Title: Chief Financial Officer